UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    July 7, 2006

Louisville Gas and Electric Company

(Exact name of registrant as specified in its charter)

Kentucky	1-2893	61-0264150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 West Main Street, P.O. Box 32010, Louisville, Kentucky (Address of principal executive offices)		40232 (Zip Code)

Registrant’s telephone number, including area code: (502) 627-2000

(Former name or former address, if changed since last report)

Kentucky Utilities Company
(Exact name of registrant as specified in its charter)

Kentucky and Virginia	1-3464	61-0247570
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Quality Street, Lexington, Kentucky (Address of principal executive offices)		40507 (Zip Code)

Registrant’s telephone number, including area code: (857) 255-2100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This combined Form 8-K is separately filed by Louisville Gas and Electric Company and Kentucky Utilities Company. Information contained herein relating to any individual registrant is filed by such registrant on its own behalf and each registrant makes no representation as to information relating to the other registrant.

Item 8.01               Other Events.

As previously disclosed, Louisville Gas and Electric Company (“LG&E”) and Kentucky Utilities Company (“KU”, and collectively with LG&E, the “Companies”) have been involved in proceedings before the Kentucky Public Service Commission (“KPSC”) and the Federal Energy Regulatory Commission (“FERC”) seeking authority to withdraw from the Midwest Independent Transmission System Operator, Inc. (“MISO”). The Companies now estimate that they may complete their exit from MISO during late summer 2006. During spring and early summer 2006, the Companies received a number of regulatory rulings concerning aspects of the MISO exit process which have resolved or advanced certain matters involved in the pending withdrawal process.

In May 2006, the KPSC issued an order in its proceeding analyzing the costs versus benefits of MISO membership to the Companies, which order approved the request of LG&E and KU to withdraw from MISO. The order authorized the Companies, upon a MISO exit, to establish a regulatory asset for an exit fee, subject to adjustment for possible future MISO credits, and a regulatory liability for certain revenues which may be collected via current base rates, as a result of the inclusion of amounts associated with certain MISO Schedule 10 charges. In July 2006, the KPSC issued an order approving the Companies’ contractual arrangements with Tennessee Valley Authority (“TVA”) and Southwest Power Pool, Inc. (“SPP”) to provide services to the Companies as reliability coordinator and independent transmission organization, respectively, upon a withdrawal from MISO. This order was subject to certain conditions based upon a satisfactory outcome of pending FERC proceedings involving the Companies’ market-based rate authority. In July 2006, the KPSC issued further orders denying MISO’s request for a rehearing regarding the May 2006 order and denying MISO’s request for intervenor status in the proceeding concerning the Companies’ TVA/SPP arrangements.

In July 2006, the FERC issued an order in the Companies’ market-based rate proceeding accepting the Companies’ proposal to address certain market power issues the FERC had claimed would arise upon an exit from MISO. In particular, LG&E and KU received permission to sell power at market-based rates at the interface of control areas in which they may be deemed to have market power, subject to a restriction that such power not be collusively re-sold back into such control areas. Upon a MISO exit, the relevant control areas would be LG&E’s and KU’s joint control area, as well as the control area of Big Rivers Electric Corporation (“BREC”) in western Kentucky (the latter due to a long-term contractual arrangement between BREC and Western Kentucky Energy Corp., an affiliate of the Companies.)  In July 2006, the FERC issued a further decision accepting, in substantial part, certain of the Companies’ steps, including compliance and other filings, which constituted conditions to the FERC’s March 2006 order conditionally approving their exit from MISO. There remain certain further conditions that must be satisfied under the FERC’s exit orders, which conditions the Companies currently anticipate they can accomplish. Finally, also in July 2006, the FERC issued an order denying MISO’s request for a rehearing regarding the FERC’s March 2006 order.

The Companies have currently tendered and not withdrawn a contractual notice to MISO providing for a withdrawal date of September 1, 2006. On or about the date of a completed exit from MISO, and following initial calculation and invoicing from MISO, the Companies would pay an exit fee to MISO in an amount of up to approximately $41 million (allocated approximately $16 million for LG&E and $25 million for KU.)  The ultimate amount would be determined based upon the actual date of exit and, following payment, is subject to confirmation, correction and true-up, as agreed between the Companies and MISO. Pursuant to the May 2006 KPSC order, concurrently with payment of a MISO exit fee, the Companies will establish a regulatory asset relating to such fee.

While LG&E and KU believe they can reasonably achieve the remaining conditions imposed by the FERC relating to MISO withdrawal by the late summer, including possibly as early as September 1, 2006, the actual timing or occurrence of withdrawal cannot be assured.

Statements made in this report that state the Companies’ or management’s intentions, expectations or predictions of the future are forward-looking statements. The Companies’ actual results could differ materially from those projected in the forward-looking statements, and there can be no assurance that estimates of future results will be achieved. The Companies’ SEC filings contain additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOUISVILLE GAS AND ELECTRIC COMPANY

Dated: July 12, 2006	By:	/s/ John R. McCall
John R. McCall Executive Vice President, General Counsel and Corporate Secretary

KENTUCKY UTILITIES COMPANY

Dated: July 12, 2006	By:	/s/ John R. McCall
John R. McCall Executive Vice President, General Counsel and Corporate Secretary